Exhibit 10.2

Amplify Snack Brands, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Amplify Snack Brands, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $60,000 per annum for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”).

(b)	Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000 per annum

Compensation Committee Chairperson:	$12,000 per annum

Nominating and Corporate Governance Committee Chairperson:	$10,000 per annum

(c)	Additional Retainers for Chairperson of the Board: $50,000 per annum to acknowledge the additional responsibilities and time commitment of the Chairperson role.

There shall be no additional cash retainer for Committee membership other than the above-described Chairperson retainers

II.	Equity Compensation

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be made in accordance with the following provisions:

(a)	Initial Grant: Other than Outside Directors that are serving on the Board as of the Initial Public Offering (as defined in the Company’s 2015 Stock Option and Incentive Plan (the “Plan”)), upon first being appointed to the Board, an Outside Director will receive a grant of restricted stock units under the Plan representing the right to receive shares of the Company’s Common Stock having a Fair Market Value (as defined in the Plan) of $200,000 on the date of grant, which award shall vest as to 1/3 of the shares subject to the award on each of the first, second and third anniversaries of the effective date on which the Outside Director was appointed to the Board, subject to such director’s continued service as a director through such vesting dates.

(b)	Annual Grant: Each Outside Director shall receive an annual equity grant of restricted stock units under the Plan representing the right to receive shares of the Company’s Common Stock having a Fair Market Value of $100,000 on the date of grant, which award shall vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date before the next regular annual shareholders meeting, in either case subject to such director’s continued service as a director through such vesting date. All annual equity grants shall be made to Outside Directors who are elected/re-elected at the Company’s annual shareholders meeting on the date of such annual meeting.

(c)	Revisions. The Board or the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.

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